UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         Post-Effective Amendment No. 5
                                       to
                                    Form SB-2
                             REGISTRATION STATEMENT

                        UNDER THE SECURITIES ACT OF 1933

                         GLOBAL AIRCRAFT SOLUTIONS, INC.

                     Trading Symbol - GACF.OB (OTCBB Market)

 Nevada                                4581                     84-1108499
 -------                               ----                     ----------
(State or jurisdiction         (Primary SIC Number)           (IRS Employer
of incorporation)                                           Identification No.)

                        P.O. Box 23009, Tucson, AZ 85734
                        --------------------------------
          (Address and telephone number of principal executive offices)
                                  520-294-3481
                                  ------------
                                   (Telephone)


Approximate date of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

If any of the securities being registered on the Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                EXPLANATORY NOTE

This Post-Effective Amendment No. 5 to the Registration Statement declared effective on February 8, 2006 further amends our Post Effective Amendment No. 4 filed on January 25, 2008 solely to include the signature of Patricia Graham as Chief Financial Officer and Chief Accounting Officer of the Company and to reflect the current date of such signatures. Except for this current amendment to the signature page, the Post Effective Amendment No. 3 filed on November 13, 2007 and the Post Effective Amendment No. 4 filed on January 25, 2008 remain unchanged.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


INDEMNIFICATION OF DIRECTORS AND OFFICERS

Global's By-Laws allow for the indemnification of Company Officers and Directors in regard to their carrying out the duties of their offices. The Board of Directors will make determination regarding the indemnification of the director, officer or employee as is proper under the circumstances if he/she has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145 of the Nevada General Corporation Law.

Section 78.751 of the Nevada Business Corporation Act provides that each corporation shall have the following powers:

"1. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of any fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a pleas of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had a reasonable cause to believe that his conduct was unlawful.

2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction, determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in sections 1 and 2, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorneys fees, actually and reasonably incurred by him in connection with the defense.

4. Any indemnification under sections 1 and 2, unless ordered by a court or advanced pursuant to section 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

          (A) By the stockholders;
          (B) By the board of directors by majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding;
          (C) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel, in a written opinion; or
          (D) If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion.

5. The certificate of articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this section do not affect any rights to advancement of expenses to which corporate personnel other than director or officers may be entitled under any contract or otherwise by law.

6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

     (a) Does not include any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the certificate or articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to section 2 or for the advancement of expenses made pursuant to section 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omission involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action.

     (b) Continues for a person who has ceased to be a director, officer employee or agent and inures to the benefit of the heirs, executors and administrators of such a person.

     (c) The Company's Articles of Incorporation provides that "the Corporation shall indemnify its officers, directors, employee and agents to the fullest extent permitted by the General Corporation Law of Nevada, as amended from time to time."

As to indemnification for liabilities arising under the Securities Act of 1933 for directors, officers or persons controlling the company, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy and unenforceable. See section entitled "Disclosure of Commission Position on Indemnification for Securities Act Liabilities".

                   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The estimated costs of the offering are denoted below. Please note all amounts are estimates other than the Commission's registration fee.

SEC Registration Fee - $2,998.26

State of New York Registration Fee - $2,250.00

Accounting Fees: - $2,500.00

Global will pay all expenses of the offering listed above. No portion of these expenses will be borne by the selling shareholders.

                     RECENT SALES OF UNREGISTERED SECURITIES

The following represents unregistered sales of securities within the last 3 years:

On May 31, 2004, the shareholders authorized the issuance of 9,600,000 shares of common stock and 16,200,000 shares of common stock issueable upon the exercise of warrants pursuant to a private placement to accredited investors, Barron Partners and JG Capital. The Company relied upon Section 4(2) of Securities Act of 1933, as amended (the "Act"). The Company issued the 9,600,000 shares of common stock and 16,200,000 shares of common stock issueable upon the exercise of warrants pursuant to an exemption from registration under Regulation D, Rule
506. Barron Partners received a warrant for 7,200,000 shares of common stock at an exercise price of $.68 and a warrant to receive 7,200,000 shares of common stock at an exercise price of $1.36. JG Capital received a warrant for 720,000 shares of common stock at an exercise price of $.34; 540,000 shares of common stock at an exercise price of $.68; and 540,000 shares of common stock at an exercise price of $1.36 On June 15, 2004, the shareholders authorized the issuance of 1,000,000 shares of common stock pursuant to a private placement to accredited investor, Ralph Garcia. The Company relied upon Section 4(2) of Securities Act of 1933, as amended (the "Act"). The Company issued the 1,000,000 shares of common stock pursuant to an exemption from registration under Regulation D, Rule 506. On August 15, 2004, the shareholders authorized the issuance of 2,115,386 shares of common stock and 2,432,694 shares of common stock issueable upon the exercise of warrants pursuant to a private placement to accredited investors, Alpha Capital, Stonestreet, Whalehaven , Greenwich, JG Capital, Heza Holdings and Grusko. The Company relied upon Section 4(2) of Securities Act of 1933, as amended (the "Act"). The Company issued the 2,115,386 shares of common stock and 2,432,694 shares of common stock issueable upon the exercise of warrants pursuant to an exemption from registration under Regulation D, Rule 506. Alpha received a warrant for 625,000 shares of common stock at an exercise price of $1.00 and 625,000 shares of common stock at an exercise price of $1.36; Stonestreet received a warrant for 192,308 shares of common stock at an exercise price of $1.00 and 192,308 shares of common stock at an exercise price of $1.36; Whalehaven received a warrant for 144,231 shares of common stock at an exercise price of $1.00 and 144,231 shares of common stock at an exercise price of $1.36; Greenwich received a warrant for 96,154 shares of common stock at an exercise price of $1.00 and 96,154 shares of common stock at an exercise price of $1.36; JG Capital received a warrant for 95,192 shares of common stock at an exercise price of $.52, 47,597 shares of common stock at an exercise price of $1.00, and 47,597 shares of common stock at an exercise price of $1.36; Heza Holdings received a warrant for 31,731 shares of common stock at an exercise price of $.52, 15,865 shares of common stock at an exercise price of $1.00, and 15,865 shares of common stock at an exercise price of $1.36; and Grushko received a warrant for 31,731 shares of common stock at an exercise price of $.52, 15,865 shares of common stock at an exercise price of $1.00, and 15,865 shares of common stock at an exercise price of $1.36. On July 27, 2005, 7,200,000 shares of common stock were issued to selling shareholder Barron Partners upon the exercise of $.68 warrants and the stock issueable upon exercise of such warrants was issued pursuant to a private placement under Rule 506 of Regulation D of SEC Act of 1933 on May 31, 2004

The Company relied upon Section 4(2) of the Securities Act of1933, as amended (the "Act"). Each prospective investor was given a private placement memorandum designed to disclose all material aspects of an investment in the Company, including the business, management, offering details, risk factors and financial statements. Each investor also completed a subscription confirmation letter and private placement subscription agreement whereby the investors certified that they were purchasing the shares for their own accounts, with investment intent and that each investor was either "accredited", or were "sophisticated" purchasers, having prior investment experience or education, and having adequate and reasonable opportunity and access to any corporate information necessary to make an informed investment decision. This offering was not accompanied by general advertisement or general solicitation and the shares were issued with a Rule 144 restrictive legend.

On December 20, 2007, the Company entered into and closed on three non-convertible secured debenture financing agreements with two accredited institutional investors ("Holders") in the total amount of $10 million. As an inducement for Holder Victory Park Master Fund, Ltd. ("Victory Park") to purchase a Debenture, Global issued Victory Park a 5-year warrant exercisable into 1,500,000 shares of Global common stock ("Common Stock") at an exercise price of $0.45 per share ("Warrant"). However, if Victory Park should choose to exercise the Warrant on a cashless basis then it would receive a reduced number of Common Stock shares based upon the cashless exercise formula contained therein.

The Warrant also contains a contingent obligation which shall be determined pursuant to a one-time value test on December 20, 2008 ("Test Date"). In the event that the difference between the Common Stock VWAP (for the 20 trading days prior to such Test Date) and the exercise price multiplied by the number of Warrant shares is not at least equal to $750,000 ("Target Value"), then Global will be obligated to issue an additional warrant to Victory Park. If Global is obligated to issue an additional warrant (such warrant will contain identical terms and provisions as the Warrant set forth above), that warrant shall be exercisable into that number of Common Stock shares that would cause the additional warrant and the Warrant combined to equal the Target Value, but in no event shall the additional warrant be exercisable into more than 500,000 warrant shares.

The issuance of the Debentures, Warrant and Warrant Shares to Victory Park are exempt from registration under the Securities Act of 1933, as amended, pursuant to Rule 506 promulgated thereunder. Each investor also completed a private placement subscription agreement whereby the investors certified that they were purchasing the shares for their own accounts, with investment intent and that each investor was either "accredited", or were "sophisticated" purchasers, having prior investment experience or education, and having adequate and reasonable opportunity and access to any corporate information necessary to make an informed investment decision. This offering was not accompanied by general advertisement or general solicitation.

Under the Securities Act of 1933, all sales of an issuers' securities or by a shareholder, must either be made (i) pursuant to an effective registration statement filed with the SEC, or (ii) pursuant to an exemption from the registration requirements under the 1933 Act.

Rule 144 under the 1933 Act sets forth conditions which if satisfied, permit persons holding control securities (affiliated shareholders, i.e., officers, directors or holders of at least ten percent of the outstanding shares) or restricted securities (non-affiliated shareholders) to sell such securities publicly without registration. Rule 144 sets forth a holding period for restricted securities to establish that the holder did not purchase such securities with a view to distribute. Under Rule 144, several provisions must be met with respect to the sales of control securities at any time and sales of restricted securities held between one and two years. The following is a summary of the provisions of Rule 144: (a) Rule 144 is available only if the issuer is current in its filings under the Securities an Exchange Act of 1934. Such filings include, but are not limited to, the issuer's quarterly reports and annual reports; (b) Rule 144 allows resale of restricted and control securities after a one year hold period, subjected to certain volume limitations, and resales by non-affiliates holders without limitations after two years; ( c ) The sales of securities made under Rule 144 during any three-month period are limited to the greater of: (i) 1% of the outstanding common stock of the issuer; or (ii) the average weekly reported trading volume in the outstanding common stock reported on all securities exchanges during the four calendar weeks preceding the filing of the required notice of the sale under Rule 144 with the SEC.

EXHIBITS
(previously filed)

     3.1.............Amended and Restated Articles of Incorporation
     3.2.............By Laws
     4.1.............Stock Purchase Agreement (Barron Partners)
     4.2.............2002 Compensatory Stock Option Plan
     4.3.............2003 Employee Stock Compensation Plan
     4.4.............Common Stock Purchase Warrant Issued May 31, 2004
     4.5.............Common Stock Purchase Warrant Issued May 31, 2004
     4.6.............Common Stock Purchase Warrant Issued May 31, 2004
     4.7.............Form of Subscription Agreement (Alpha, Whalehaven,
                     Stonestreet, Greenwich)
     4.8.............Form of Stock Purchase Agreement (Acquisition of World Jet
                     Corporation)
     4.9.............Loan Agreement American Capital Ventures
     4.10............World Jet Factoring Agreement
     5.1.............Opinion re: Legality
     10.1............Property Lease
     10.2............Employment Agreement Dated July 21, 2003 by and between Ian
                     Herman and Global
     10.3............Employment Agreement Dated July 21, 2003 by and between
                     John B. Sawyer and Global
     11.1............Statement re: computation of per share earnings
     13.1............2004 Annual report (See also 10KSB & 10QSB Filings)
     21.1............Subsidiaries of the registrant
     23.1............Consent of experts and counsel (Included in Exhibit 5.1)
     99.1............Court Order canceling 8.1 million shares of common stock &
                     returning the stock to Global
     99.2............Lawsuit filed by Global against Corwin Foster, Jane Doe
                     Foster and Seajay Holdings
     99.3............Sale of Assets Agreement between HAT Hamilton Aviation
     99.4............Lease/Purchase Agreement between HAT and Hamilton Aviation
     99.5............Service Agreement between HAT and Hamilton Aviation
     99.6............Settlement Agreement among HAT, Hamilton Aviation and the
                     Bankruptcy Estate
     99.7............Bankruptcy Court Order re: Settlement Agreement
     99.8............Lawsuit filed by HAT against Aero Micronesia


UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) To deem, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the registered securities which remain unsold at the end of the offering.

     (4) For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, to undertake that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

          (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

          (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

         (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

          (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

     Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

                                   SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe it meets all of the requirements for filing Form SB-2A and authorized this registration statement to be signed on its behalf by the undersigned, in the city of Tucson, state of Arizona, on February 1, 2008.

                                   Registrant /s/ John B. Sawyer
                                              ----------------------------------
                                              John B. Sawyer, President/Director
                                              Principal Executive Officer
Date: February 1, 2008
      ----------------

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:


/s/ Ian Herman                                 February 1, 2008
--------------                                 ----------------
Ian Herman, Chairman/CEO/Director              Date


/s/ John B. Sawyer                             February 1, 2008
------------------                             ----------------
John B. Sawyer, President/Director             Date
Principal Executive Officer


/s/ Patricia Graham                            February 1, 2008
-------------------                            ----------------
Patricia Graham, Chief Financial Officer/      Date
Chief Accounting Officer


/s/ Gordon D. Hamilton                         February 1, 2008
----------------------                         ----------------
Gordon D. Hamilton, Director                   Date


/s/ Lawrence Mulcahy                           February 1, 2008
--------------------                           ----------------
Lawrence Mulcahy, Director                     Date